Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR Systems Reports Fourth Quarter

And Full Year 2004 Financial Results

Full Year Net Earnings Rise 60% on 55% Increase in Revenue;

Results Reflect Two-For-One Stock Split

Company Reiterates Fiscal 2005 Financial Outlook

PORTLAND, Ore. — February 2, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the fourth quarter ended December 31, 2004 increased 61% to $24.1 million, or $0.31 per diluted share, after giving effect to the two-for-one stock split effective as of February 2, 2005. This compares to net earnings for the fourth quarter of 2003 of $15.0 million, or $0.21 per diluted share when adjusted for the two-for-one stock split, and the effect of the assumed conversion of the Company’s convertible notes. Revenue for the 2004 fourth quarter increased 48% to $143.7 million, up from $97.4 million for the fourth quarter of 2003. Revenue at the Company’s Imaging division increased 55%, while revenue at the Company’s Thermography division increased 36% as compared to the fourth quarter last year.

For the twelve months ended December 31, 2004, net earnings rose 60% to a record $71.5 million, or $0.94 per diluted share, compared to net earnings for the full year 2003 of $44.7 million, or $0.62 per diluted share, both when adjusted for the two-for-one stock split, and the effect of the assumed conversion of the Company’s convertible notes. Revenue for 2004 was $482.7 million, an increase of 55% from the $312 million generated in 2003. Revenue from the Company’s Imaging division increased by 65%, while revenue from the Company’s Thermography division increased by 37% compared to the prior year.

Cash generated from operations totaled $14.5 million for the fourth quarter and $75.1 million for 2004. At 12/31/2004 the Company had cash on hand of $120.7 million.

The backlog of firm orders for delivery within the next twelve months was approximately $159 million at December 31, 2004 as compared to $146 million at December 31, 2003.

“2004 was another excellent year for FLIR. We achieved record revenue and net earnings as both of our divisions grew strongly. We also made progress toward many of our longer term objectives, including the integration of Indigo Systems, which was acquired last January, and the expansion of our global Thermography distribution network,” commented Earl R. Lewis, President and CEO of FLIR. “Looking to 2005, we expect growth to moderate somewhat from the very rapid pace of 2004, but remain strong. We are thus reiterating our outlook for 2005 revenue and earnings per share. Our current expectation is for full year revenue in the range of $545 to $560 million, and net earnings in the range of $1.12 to $1.18 per fully diluted share, after giving effect to the two-for-one stock split effective today. We are very proud of FLIR’s accomplishments in 2004 and are excited about the prospects for 2005 and beyond,” he concluded.

(more)

The Forward Looking Infrared Company

FLIR Systems, Inc. • 16505 SW 72nd Avenue • Portland, OR 97224 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems Reports Fourth Quarter and 2003 Financial Results

February 2, 2005

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis regarding the Company’s expectation of moderating but continued strong growth and its outlook for 2005 as to revenue and net earnings per share are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EST today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21230155, after 1:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue	$143,726	$97,414	$482,651	$311,979
Cost of goods sold	67,991	46,044	233,492	146,454

Gross profit	75,735	51,370	249,159	165,525

Operating expenses:
Research and development	13,090	9,027	45,796	30,665
Selling, general and administrative	28,254	19,515	94,237	65,034

Total operating expenses	41,344	28,542	140,033	95,699

Earnings from operations	34,391	22,828	109,126	69,826

Interest expense	2,031	1,999	8,092	4,861
Other expenses, net	88	702	1,125	1,117

Earnings before income taxes	32,272	20,127	99,909	63,848

Income tax provision	8,210	5,164	28,414	19,155

Net earnings	$24,062	$14,963	$71,495	$44,693

Net earnings per share:
Basic	$0.35	$0.23	$1.06	$0.66

Diluted	$0.31	$0.21	$0.94	$0.62

Weighted average shares outstanding:
Basic	68,709	65,670	67,566	67,462

Diluted	81,972	78,092	81,108	75,552

All per share amounts have been adjusted to reflect the two-for-one stock split and the effect of the restatement for the assumed conversion of the convertible notes.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$120,692	$197,993
Accounts receivable, net	116,258	79,332
Inventories, net	98,258	75,959
Prepaid expenses and other current assets	21,769	19,997
Deferred income taxes, net	9,771	8,832

Total current assets	366,748	382,113

Property and equipment, net	34,778	22,758
Deferred income taxes, net	12,573	21,146
Goodwill	149,475	12,500
Intangible assets, net	47,180	4,036
Other assets	8,691	7,870

	$619,445	$450,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$32,321	$26,427
Deferred revenue	7,188	4,540
Accrued payroll and related liabilities	22,375	12,778
Accrued product warranties	5,465	3,511
Advance payments from customers	5,009	12,112
Other current liabilities	10,585	8,227
Accrued income taxes	5,626	2,742
Current portion of long-term debt	105	—

Total current liabilities	88,674	70,337

Long-term debt	205,335	204,369
Pension and other long-term liabilities	12,263	10,875

Commitments and contingencies

Shareholders’ equity	313,173	164,842

	$619,445	$450,423